As filed with the Securities and Exchange Commission on September 17, 2015

Registration Statement No. 333-145591

Registration Statement No. 333-150849

Registration Statement No. 333-168221

Registration Statement No. 333-175127

Registration Statement No. 333-183149

Registration Statement No. 333-190478

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-145591

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-150849

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-168221

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175127

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-183149

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190478

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORBITZ WORLDWIDE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-5337455
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 W. Madison Street, Suite 1000

Chicago, Illinois 60661

(Address, including zip code, of principal executive offices)

Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan

(Full title of the plan)

James F. Rogers

Senior Vice President, General Counsel and Corporate Secretary

Orbitz Worldwide, Inc.

500 W. Madison Street

Suite 1000

Chicago, Illinois 60661

(312) 894-5000

(Name, address and telephone number of agent for service)

Copy to: Mark D. Gerstein, Esq. Latham & Watkins LLP 330 N. Wabash Ave. Suite 2800 Chicago, Illinois 60611 (312) 876-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

TERMINATION OF REGISTRATION

Orbitz Worldwide, Inc. (“Orbitz”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of Orbitz’s common stock, par value $0.01 per share (“Common Stock”), issuable by Orbitz pursuant to the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan previously registered by Orbitz with the Securities and Exchange Commission pursuant to the following registration statements:

•	Registration Statement on Form S-8 (Registration No. 333-145591) filed with the Securities and Exchange Commission on August 21, 2007;

•	Registration Statement on Form S-8 (Registration No. 333-150849) filed with the Securities and Exchange Commission on May 12, 2008;

•	Registration Statement on Form S-8 (Registration No. 333-168221) filed with the Securities and Exchange Commission on July 20, 2010;

•	Registration Statement on Form S-8 (Registration No. 333-175127) filed with the Securities and Exchange Commission on June 24, 2011;

•	Registration Statement on Form S-8 (Registration No. 333-183149) filed with the Securities and Exchange Commission on August 8, 2012; and

•	Registration Statement on Form S-8 (Registration No. 333-190478) filed with the Securities and Exchange Commission on August 8, 2013 (collectively, the “Registration Statements”).

On September 17, 2015, Orbitz completed its previously announced merger (the “Merger”) with Xeta, Inc. (“Merger Sub”), an indirect wholly owned subsidiary of Expedia, Inc., a Delaware corporation (“Expedia”), pursuant to the terms of the Agreement and Plan of Merger, dated as of February 12, 2015 (the “Merger Agreement”), by and among Expedia, Merger Sub and Orbitz. Orbitz was the surviving corporation in the Merger, and, as a result, is now an indirect wholly owned subsidiary of Expedia. In connection therewith, each share of common stock, other than shares of common stock held by Orbitz as treasury stock or owned by any wholly owned subsidiary of Orbitz or by Expedia, Merger Sub or any of their wholly owned subsidiaries, was cancelled and converted into the right to receive $12.00 in cash.

As a result of the Merger, Orbitz terminated all offerings of its securities pursuant to its existing registration statements filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by Orbitz in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of its common stock that remain unsold at the termination of the offering, Orbitz hereby removes from registration all shares of Common Stock registered under the Registration Statements that remained as of the effective time of the Merger on September 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on this 17th day of September, 2015.

ORBITZ WORLDWIDE, INC.

By:	/s/ James F. Rogers
James F. Rogers
Senior Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.